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                                                                  EXHIBIT 10.2
                                                                  EXECUTION COPY




                           COMPONENT SUPPLY AGREEMENT

This Component Supply Agreement ("Agreement") dated as of January 1, 1999 (the "Effective Date") is entered into by and between DELPHI AUTOMOTIVE SYSTEMS CORPORATION ("Delphi"), a corporation organized under the laws of the State of Delaware, and GENERAL MOTORS CORPORATION ("GM"), a corporation organized under the laws of the State of Delaware.

                                    RECITALS

A. GM and its subsidiaries and affiliates worldwide are engaged in, among other things, the design, manufacture, and sale of motor vehicles and motor vehicle related products. Prior to the Effective Date, the business operations which are owned by Delphi were owned by GM.

B. Delphi and its subsidiaries and affiliates worldwide are engaged in among other things, the design, manufacture, and sale of motor vehicle related components and systems.

C. As of the Effective Date, Delphi has separated from GM and become a separate legal entity.

D. Following the separation of Delphi from GM, Delphi wishes to continue to supply and to assure that its subsidiaries and affiliates have the right, under certain circumstances, to continue to supply GM with motor vehicle related components and systems and GM wishes to continue acquiring such components and systems from Delphi and its subsidiaries and affiliates.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, Delphi and GM agree:

1.       EXISTING AGREEMENTS

1.1 Delphi and GM shall continue to honor the terms and conditions of all existing Purchase Orders and other contractual agreements (e.g., Long Term and Lifetime Contracts and other formal and verifiable informal agreements) that are in effect as of the Effective Date ("Existing Agreements") regarding the purchase and supply of motor vehicle related components and systems ("Components"), including all Components that have been awarded to Delphi, regardless of whether production for such program has commenced, as if Delphi and GM were separate legal entities at the time such agreements were made.


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1.2      The terms and conditions of GM's standard Purchase Order (a copy of which is attached to this Agreement as Attachment-A) are incorporated herein and in the Existing Agreements by this reference; provided, however, that in the event the specific agreed upon terms of an Existing Agreement conflict with the terms of the standard GM Purchase Order or the parties have agreed to omit all or some of the terms of the standard GM purchase order, the specific agreed upon terms (including agreed upon omissions from the standard GM Purchase Order terms, if any), of the Existing Agreement shall control. Additionally, the parties agree that in situations where the parties are silent with respect to the applicability of all of the standard GM Purchase Order terms and conditions, it shall be presumed that such terms and conditions apply.

1.3 The unit prices for all Components produced for each program will be equal to the existing prices already established by Existing Agreements, including any pre-determined price reductions.

1.4 All Existing Agreements will retain their current status (e.g., lifetime, long term or one year purchase order).

1.5 Unless otherwise provided in Existing Agreements, no adjustments will be made for changes in costs, including increases in Delphi's costs for labor, material, or overhead; provided, however, both parties agree to reasonably discuss potential price adjustments associated with hyper-inflationary economies or economies subject to extreme devaluation.

1.6 Delphi and GM will continue to honor all nomination letters currently in place regardless of whether formal purchase orders have been issued.

2.       PAYMENT TERMS

2.1 The provisions of Section 1.2 above notwithstanding, except as provided below, payment terms on all existing contracts, including those related to General Motors International Operations ("GMIO"), will be modified to MNS2 effective immediately upon the Effective Date. For purposes of this Agreement MNS2 shall mean GM's Multilateral Netting System, which provides, on average, that payment shall be made on the second day of the second month following, in the case of GM's North American facilities, the shipment date of the goods or date of services, and for all of GM's other locations, the receipt date of the goods or date of services.

         (a) Saturn contracts will be modified to MNS2, but shall retain the consumption methodology currently in place between Saturn and Delphi.


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         (b) GMIO contracts related to South America will retain existing payment terms. SPO will follow the same payment terms as OEM (e.g., buy in South America for South America).

         (c) GMIO contracts related to operations in China, India and Indonesia will retain existing payment terms.

2.2 Payment terms on all new business will be MNS2, unless otherwise agreed.

3.       RIGHT TO RESOURCE FOR NON-COMPETITIVENESS DURING THE TERM OF A CONTRACT

3.1 GM retains the right to resource any and all Components in the event Delphi fails to remain competitive in terms of quality, service, design and technology.

3.2 For purposes of the above provision, competitiveness is defined by demonstrable product and performance levels available to GM from other suppliers.

3.3 Following notice by GM, Delphi shall be provided a reasonable period of time to cure any such non-competitiveness before the Components will be resourced. In this regard, the parties agree to utilize the following processes to resolve issues of non-competitiveness:

         (a) With respect to non-competitiveness in quality and service, the parties agree to employ the GM 16 Step Process or the then current process utilized by GM.

         (b) With respect to non-competitiveness in design and technology, the parties agree to work jointly to mutually identify acceptable solutions. Components will only be resourced if this endeavor is unsuccessful and a mutually acceptable solution cannot be developed within a reasonable period of time.

3.4 Under no circumstances will GM be responsible for any supplemental or compensatory payments to Delphi in the event that Components are resourced because of non-competitiveness.

4.       NEW TECHNOLOGY

4.1 In the event that GM wishes to introduce a technological change to a Component which is covered by a then existing contract with Delphi, Delphi will have a right of last refusal to implement the new technology or equivalent technology (acceptable to GM) and continue production through the balance of the existing contract. If Delphi cannot provide such new or equivalent technology on a competitive basis, GM shall be free to resource the Component without liability to Delphi.


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4.2      Disputes regarding new technology under this process will be resolved by the applicable Vehicle Chief Engineer (GM) and the divisional Director of Engineering for the product involved (Delphi) plus a facilitator mutually acceptable to both sides.

5.       QUALITY

5.1 To insure a robust quality improvement process, Delphi must participate in all GM quality improvement programs and GM can require Delphi to achieve reasonable increased quality standards.

5.2 All increased quality standards established by GM must be comparable to then current industry standards, but allow GM to maintain its position as a quality leader.

6.       RIGHT OF LAST REFUSAL ON REPLACEMENT BUSINESS

6.1 For a period of 3 years following the Effective Date, Delphi shall be granted a right of last refusal under competitive purchase order terms for the first replacement cycle of existing product programs (in the United States and Canada) currently provided by Delphi.

6.2 In order to invoke the right of last refusal, Delphi must be competitive in terms of design, quality, price, service and technology.

6.3 The right of last refusal described above, is also intended to include these additional items: (i) production in the United States and Canada of common global platforms to the extent Delphi can provide or execute designs that comply with the required form and function specifications, as reasonably determined by GM; and (ii) product programs in Mexico where the vehicle is assembled in Mexico and shipped to the U.S. or Canadian markets for sale; provided, however, that in all cases covered by this Section 6.3, such programs must also meet all of the other criteria set forth in this Article 6.

6.4 In the event a particular Delphi product/plant is on "New Business Hold", that Delphi product/plant shall not be eligible to invoke the right of last refusal. For purposes of this Agreement, the term "New Business Hold" shall be applied as set forth in GM's Quality Systems Requirements Manual, specifically GP5 (Jan. `98), and is contained as a performance step of the Level 2 Controlled Shipping Process. This procedure is common for all suppliers and a requirement included in GM's standard terms and conditions.

6.5 Except as specifically provided above, the right of last refusal does not apply to, (i) GMIO programs and (ii) programs in Mexico.


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6.6      Mechanics of Right of Last Refusal.

         (a) Upon commencement of a product program covered by the Right of Last Refusal specified in Section 6.1 above (a "ROLR Product"), GM will submit to prospective suppliers, including Delphi, a request for quotation in accordance with its customary procedures including, but not limited to, the bundling of ROLR Products for any Component with ROLR Products for other Components; provided, however, that the bundling of ROLR Products will involve naturally related components, systems and modules, consistent with normal industry practices.

         (b) When such bundled sourcing packages including two or more ROLR Products are offered, Delphi will have the right of last refusal on any such ROLR Product(s) in the bundle. For those products in the bundle not currently provided by Delphi, the right of last refusal contemplated in this Article 6. shall not apply.


         (c) If Delphi wishes to exercise the right of last refusal with regard to a ROLR Product, Delphi must participate in the sourcing process, including developmental work, the advance purchasing/engineering process, and the submission of bids, all on the same basis as other potential suppliers.

         (d) In the event GM determines that a proposal submitted by an entity other than Delphi is the most favorable (the "Favorable Proposal"), GM will notify Delphi in writing of the material terms (including price, other financial considerations (including, without limitation, the economic impact of price reductions on other current and future products) material content, investment, timing non-proprietary technology, and the existence of proprietary technology) of the Favorable Proposal (the "Terms Notice"), and will request that Delphi notify GM in writing whether Delphi wishes to supply such ROLR Product(s) on terms the same as or substantially the same as (as mutually determined by the parties in their reasonable discretion) the terms of the Term Notice.

         (e) Following receipt by Delphi of the Terms Notice from GM, Delphi must notify GM in writing of its willingness and ability to supply such ROLR Products on such terms within seven (7) business days if no new technology is included in the Favorable Proposal, or thirty (30) business days if new technology is included in the Favorable Proposal.

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         (f)        If Delphi so notifies GM that it is willing and able to
                  supply such ROLR Product(s) on such terms, then subject to
                  Section 6.2 and Section 6.4 above, Delphi will be awarded the sourcing of such ROLR Product(s) for the relevant contract term.

         (g) If Delphi fails to so notify GM or notifies GM that it is unwilling or unable to supply such ROLR Product(s) on such terms, GM may source the ROLR Product(s) on terms no less favorable to GM than those set forth in the Terms Notice.

         (h)        If for any reason GM determines to source such ROLR Product
                  (s) on terms less favorable to GM than the terms of the Terms Notice, then Delphi will again have the right of last refusal to supply such ROLR Product(s) in the manner described in this
                  Section 6.6.

         (i) Delphi may, at Delphi's sole option and expense, be an advance development source (on a non-exclusive basis) for ROLR Products.

6.7 Under no circumstances will GM be responsible for any supplemental or compensatory payments to Delphi in the event Delphi fails to exercise its right of last refusal or can not provide the Components on a competitive basis.

7.       NEW BUSINESS

7.1 All new business awarded to Delphi will be governed by the specific terms and conditions under which that business is awarded.

7.2 During the term of this Agreement, Delphi will continue to be included on WWP's quotation list, with the exception of Delphi product/plants that are on "New Business Hold."

7.3 Other than business awarded pursuant to Delphi's exercise of its right of last refusal, new business awarded to Delphi, if any, will be at GM's sole discretion.

8.       TOOLING AND DUNNAGE

8.1 Each of GM and Delphi will own the tooling which is reflected on that party's balance sheet as of the Effective Date.

8.2 Delphi shall not use tooling owned by GM to compete against SPO in the aftermarket.


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8.3      Delphi shall not use tooling to produce products for other customers if such tooling is used to produce products for GM; provided, however, that Delphi shall be allowed to continue the use of such tooling to the extent necessary to satisfy already awarded contracts or extensions of such contracts, where Delphi has, previously used such tooling to produce such products. Delphi will have the burden of establishing, upon GM's reasonable request, the existence of a binding contract with other customer(s) and prior use of particular tooling for those specific customer(s) prior to the Effective Date. If Delphi is unable to establish such facts with respect to particular tooling, Delphi will not have the right to use the applicable tooling. Moreover, Delphi agrees that it will not expand the use of any tooling described in this Section to new products, new customers or new contracts, other than for or with GM.

8.4 In the event that (i) any Force Majeure Event prevents Delphi from producing or delivering products, or (ii) GM resources products to another supplier as permitted under this Agreement or any underlying agreement, Delphi will permit GM to take possession of all tooling which is used to produce parts for GM; provided, however, that in the event such tooling is being used by Delphi to produce products for other customers (as permitted pursuant to Section 8.3 above, it being understood and agreed that Delphi shall have the burden of proving such eligibility), GM will to the extent practicable, allow the new supplier to use such tooling to produce products for sale to Delphi to permit Delphi to satisfy Delphi's pre-existing contractual commitments to other customers. For purposes of this Article 8, a Force Majeure Event shall be defined as those events specified in Paragraph 8 of GM's standard Purchase Order terms and conditions, a copy of which is attached as Attachment-A.

8.5 In the case of a Force Majeure Event involving tooling which was paid for partially by GM and partially by one or more other customers of Delphi, GM and Delphi will discuss the situation with the other customer(s) and enter into an agreement incorporating a mutually acceptable plan to equally protect each party's respective need to continue to obtain products produced by such tooling.

8.6 GM agrees to return to Delphi all tooling of which GM obtains possession as a result of a Force Majeure Event as promptly as commercially reasonable under the circumstances, following the cessation of that force majeure event; provided, however, that GM shall not be required to return any such tooling to Delphi until after GM has satisfied any contractual commitments that GM may have made to other suppliers regarding products produced from such tooling.


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8.7      Ownership of containers and dunnage existing at the time of the split-off shall be determined as follows:

         (a) Containers and dunnage related to the transportation of products from Delphi to GM facilities or Tier 1 suppliers (other than Delphi) will be owned by GM.

         (b) Containers and dunnage related to the transportation of products inside Delphi facilities will be owned by Delphi.

         (c) Containers and dunnage related to the transportation of products between Delphi and its suppliers will be owned by Delphi.

9.       INTELLECTUAL PROPERTY & TECHNICAL INFORMATION

9.1 The provisions related to Intellectual Property and Technical Information as set forth in GM's standard Purchase Order terms and conditions (which is attached hereto as Attachment-A) shall control existing contracts.

9.2 GM and Delphi will each cooperate with the other to create, maintain, update and share technical information, about the products being supplied by Delphi and their manufacture without restriction, as needed, and in compliance with GM's drafting and math data standards.

10.      PROCESS FOR DELPHI TO EXIT CERTAIN BUSINESSES

10.1     Exit of a business through closure:

   (a) In the event of an extension of production of an existing product (which is covered by a contract with a fixed term) beyond the term of the original program life, GM shall have the right to require Delphi to continue production and sale of that product for a reasonable extension period, at reasonable commercial terms to be negotiated by the parties.

   (b) In the event of a proposed plant closure or elimination of a product line, Delphi will agree to keep GM timely appraised of its decision process, review all plans with GM, in good faith reasonably consider GM's input and concerns, and in good faith reasonably consider modifying its plans to accommodate GM's timing requirements to resource the business.


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10.2     Exit of a business through sale:

         (a) In the event of a proposed divestiture of a business, Delphi will keep GM timely appraised of its decision process and in good faith reasonably consider GM's input and concerns.

         (b) Delphi will select a qualified buyer.

         (c) Assignment of existing contracts requires GM's prior written consent which will not be unreasonably withheld.

         (d) GM will negotiate a supply agreement with the buyer that will be intended to mirror the then existing agreements between GM and Delphi that relate to the business being sold. Any changes to existing agreements, including price, will be mutually agreed between Delphi and GM.

10.3 During the term of the assigned contract, Delphi and GM shall dedicate resources and efforts necessary to assure that GM receives a comparable level of quality, service, delivery, price and technology; provided, however, that nothing in this provision shall be deemed a financial guarantee by either party.

11.      WARRANTY

11.1     Existing Contracts:

         (a) Delphi's warranty responsibility for products supplied under Existing Agreements will be governed by the terms and conditions of those Existing Agreements, including Paragraph 9 of GM's standard Purchase Order terms and conditions (a copy of which is attached hereto as Attachment-A).

         (b) Delphi and GM will continue to work together in good faith to reduce warranty costs including participation in the Risk/Reward Warranty Policy and other related programs, where mutually agreed.

11.2 With respect to new business, Delphi's warranty responsibility for products supplied under new contracts will be governed by the terms and conditions of those new contracts, including participation in the Risk/Reward Warranty Policy and related programs, where required.


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12.      RAW MATERIALS AND PURCHASED COMPONENTS

To the extent practical and consistent with all applicable laws and regulations, Delphi and GM shall continue to cooperate and participate in existing programs related to the acquisition of raw materials and purchased components, consistent with GM's normal practices and procedures.

13.      TERM AND TERMINATION

13.1 The term of this Agreement shall commence on the Effective Date and continue as long as any Existing Agreement is in effect, including any extensions of any Existing Agreement.

13.2 Either GM or Delphi may terminate this Agreement in any of the following events:

         (a)   the other party materially breaches this Agreement;

         (b) the other party becomes insolvent or enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or

         (c) a significant portion of the assets of the other party necessary for the performance of this Agreement becomes subject to attachment, embargo or expropriation.

In addition, GM may terminate this Agreement in the following events: (i) thirty-five percent ( 35 %) or more of the voting shares of Delphi become owned or controlled, directly or indirectly, by a competitor of GM in the business of manufacturing motor vehicles; or (ii) all of the Existing Agreements become subject to termination or cancellation pursuant to their terms.

13.3 A party intending to terminate this Agreement shall first notify the other party of the grounds for the intended termination. If the other party fails to remedy such grounds for termination within sixty (60) days after such notice (or any longer period of time as mutually agreed by the parties), then the terminating party may terminate this Agreement effective upon notice to the other party without the need for any judicial action.

13.4 The provisions of this Article 13 are without prejudice to any other rights or remedies either party may have by reason of the default of the other party.

13.5 In the event a competitor of GM in the business of manufacturing motor vehicles acquires a significant interest in Delphi (directly or indirectly) Delphi will provide GM

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with reasonable assurances that Delphi will utilize its best efforts to preserve the confidentiality of all information related to products produced for GM and GM product programs.

14.      SERVICE PARTS

14.1 Unless otherwise provided in Existing Agreements, the unit pricing on service parts that currently are not past model will continue at OEM prices, for a minimum of three (3) years after such service parts go past model. Thereafter, unit prices for such service parts will be as agreed between the parties.

14.2 GM and Delphi's respective obligations and responsibilities with regard to Components sold to AC Delco warehouse distributors and other distribution channels are set forth in the Aftermarket Agreement between GM and Delphi dated January 1, 1999.

15.      GENERAL PROVISIONS

15.1 No Agency. This Agreement does not constitute either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.

15.2 Notices. Any notice under this Agreement must be in writing (letter, facsimile or telegram) and will be effective when received by the addressee at its address indicated below.

              (a)           Notice sent to Delphi will be addressed as follows:

                     Delphi Automotive Systems Corporation:

                            Treasurer
                            Delphi Automotive Systems Corporation
                            5725 Delphi Drive
                            Troy, Michigan  48098
                            Facsimile: 248-813-2499

                            with a copy to:

                            General Counsel
                            Delphi Automotive Systems Corporation
                            5725 Delphi Drive
                            Troy, Michigan  48098
                            Facsimile: 248-813-2491


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              (b)           Notice sent to GM will be addressed as follows:

                    GM:     Vice President and Group Executive
                                   Worldwide Purchasing and NAO Production
                                   Control and Logistics
                            NAO Headquarters
                            GM Technical Center
                            30400 Mound Road
                            Warren, MI 48090
                            Facsimile: 810-986-6646

                    with a copy to:

                            Christopher F. Dubay
                            Group Counsel - Worldwide Purchasing and NAO
                                   Production Control and Logistics
                            NAO Headquarters
                            GM Technical Center
                            30400 Mound Road
                            Warren, MI 48090
                            Facsimile: 810-986-6646

              (c) The parties by notice hereunder may designate other addresses to which notices will be sent.

15.3 Subsidiaries and Affiliates. GM and Delphi each acknowledge and understand that their respective subsidiaries and affiliates are not parties to this Agreement and may not be legally bound by the provisions herein unless and until they agree to be so bound. In this regard, Delphi and GM agree to utilize their reasonable best efforts to recommend and encourage their respective subsidiaries and affiliates to agree to be bound by the provisions of this Agreement. Until such time, both GM and Delphi agree to utilize their reasonable best efforts to cause their respective subsidiaries and affiliates, to the extent appropriate and in compliance with applicable laws, to honor and perform the obligations set forth in this Agreement, as if they were parties hereto.

15.4 Amendments. No amendment to this Agreement will be binding upon either party unless it is in writing and is signed by a duly authorized representative of each party. This Agreement supersedes any prior agreements between the parties concerning the subject matter herein.

15.5 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but no rights, interests


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or obligations of either party herein may be assigned without the prior written consent of the other, except to Affiliates and as permitted under Section 10.2 of this Agreement.

15.6 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

15.7 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter. The parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.

15.8 Dispute Resolution. The parties acknowledge and agree that all disputes or other matters related to this Agreement shall be exempt from the dispute resolution process established in Section 8.08 of the Master Separation Agreement or in any other agreement related to the transaction(s) contemplated therein.

15.9 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, GM and Delphi have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.


DELPHI AUTOMOTIVE SYSTEMS CORPORATION       GENERAL MOTORS CORPORATION

By:    /s/ Alan S. Dawes                  By:    /s/ H.R. Kutner 12/17/98
       --------------------------                ------------------------------
Name:  Alan S. Dawes                      Name:  H.R. Kutner
       --------------------------                ------------------------------
Title: Chief Financial Officer            Title: Vice President & Group
       --------------------------                Executive Worldwide Purchasing
                                                 and NAO Production Control and
                                                 Logistics
                                                 ------------------------------


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                                                                  ATTACHMENT - A
                       PURCHASE ORDER TERMS AND CONDITIONS

1. ACCEPTANCE: Seller has read and understands this order and agrees that Seller's written acceptance or commencement of any work or service under this order shall constitute Seller's acceptance of these terms and conditions only. All terms and conditions proposed by Seller which are different from or in addition to this order are unacceptable to Buyer, are expressly rejected by Buyer, and shall not become a part of this order. Any modifications to this order shall be made in accordance with Paragraph 31.

2. SHIPPING, BILLING AND FLSA CERTIFICATION: Seller agrees: (a) to properly pack, mark and ship goods in accordance with the requirements of Buyer and involved carriers in a manner to secure lowest transportation cost; (b) to route shipments in accordance with instructions from Buyer's Traffic Department;
(c) to make no charge for handling, packaging, storage, transportation or drayage of goods unless otherwise stated in this order; (d) to provide with each shipment packing slips with Buyer's order number marked thereon; (e) to properly mark each package with this order number, the factory, plant and dock number, and where multiple packages comprise a single shipment, to consecutively number each package; and (f) to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Buyer's instructions. Seller will include on bills of lading or other shipping receipts correct classification identification of the goods shipped in accordance with Buyer's instructions and carrier's requirements. The marks on each package and identification of the goods on packing slips, bills of lading and invoices shall be sufficient to enable Buyer to easily identify the goods purchased. Seller further agrees: (a) to promptly render, after delivery of goods or performance of services, correct and complete invoices to Buyer; and (b) to accept payment by check or, at Buyer's discretion, other cash equivalent (including electronic transfer of funds). Seller's invoice must include a certification that all goods were produced in compliance with the applicable requirements of sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued in connection therewith. The payment date is set forth on the face side of this order, or if not stated, shall be on the 25th day of the month following Buyer's receipt of a proper invoice (except as may otherwise be agreed upon by Buyer and Seller in connection with a program providing for electronic funds transfer). Time for payment shall not begin until correct and complete invoices are received, and Seller's cash discount privileges to Buyer shall be extended until such time as payment is due. Buyer may withhold payment pending receipt of evidence, in such form and detail as Buyer may direct, of the absence of any liens, encumbrances and claims on the goods or services under this order.

3. DELIVERY SCHEDULES: Deliveries shall be made both in quantities and at times specified in Buyer's schedules. Buyer shall not be required to make payment for goods delivered to Buyer which are in excess of quantities specified in Buyer's delivery schedules. Buyer may change the rate of scheduled shipments or direct temporary suspension of scheduled shipments, neither of which shall entitle Seller to a modification of the price for goods or services covered by this order. For orders of goods where quantities and/or delivery schedules are not specified, Seller shall deliver goods in such quantities and times as Buyer may direct in subsequent releases.

4. PREMIUM SHIPMENTS: If Seller's acts or omissions result in Seller's failure to meet Buyer's delivery requirements and Buyer requires a more expeditious method of transportation for the goods than the transportation method originally specified by Buyer, Seller shall, at Buyer's option, (i) promptly reimburse Buyer the difference in cost between the more expeditious method and the original method, (ii) allow Buyer to reduce its payment of Seller's invoices by such difference, or (iii) ship the goods as expeditiously as possible at Seller's expense and invoice Buyer for the amount which Buyer would have paid for normal shipment.

5. CHANGES: Buyer reserves the right at any time to direct changes, or cause Seller to make changes, to drawings and specifications of the goods or to otherwise change the scope of the work covered by this order, including work with respect to such matters as inspection, testing or quality control, and Seller agrees to promptly make such changes; any difference in price or time for performance resulting from such changes shall be equitably adjusted by Buyer after receipt of documentation in such form and detail as Buyer may direct. Any changes to this order shall be made in accordance with Paragraph 31.

6. INSPECTION: Seller agrees that Buyer shall have the right to enter Seller's facility at reasonable times to inspect the facility, goods, materials and any property of Buyer covered by this order. Buyer's inspection of the goods, whether during manufacture, prior to delivery or within a reasonable time after delivery, shall not constitute acceptance of any work-in-process or finished goods.

7. NONCONFORMING GOODS: To the extent Buyer rejects goods as nonconforming, the quantities under this order will automatically be reduced unless Buyer otherwise notifies Seller. Seller will not replace quantities so reduced without a new order or schedule from Buyer. Nonconforming goods will be held by Buyer for disposition in accordance with Seller's instructions at Seller's risk. Seller's failure to provide written instructions within ten (10) days, or such shorter period as may be commercially reasonable under the circumstances, after notice of nonconformity shall entitle Buyer, at Buyer's option, to charge Seller for storage and handling, or to dispose of the goods, without liability to Seller. Payment for nonconforming goods shall not constitute an acceptance thereof, limit or impair Buyer's right to assert any legal or equitable remedy, or relieve Seller's responsibility for latent defects.

8. FORCE MAJEURE: Any delay or failure of either party to perform its obligations hereunder shall be excused if, and to the extent that it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within ten (10) days. During the period of such delay or failure to perform by Seller, Buyer, at its option, may purchase goods from other sources and reduce its schedules to Seller by such quantities, without liability to Seller, or have Seller provide the goods from other sources in quantities and at times requested by Buyer, and at the price set forth in this order. If requested by the Buyer Seller shall, within ten (10) days of such request, provide adequate assurances that the delay shall not exceed thirty (30) days. If the delay lasts more than thirty (30) days or Seller does not provide adequate assurance that the delay will cease within thirty (30) days, Buyer may immediately cancel the order without liability.

9. WARRANTY: Seller expressly warrants that all goods or services covered by this order will conform to the specifications, drawings, samples, or descriptions furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows of Buyer's intended use and expressly warrants that all goods covered by this order which have been selected, designed, manufactured, or assembled by Seller based upon Buyer's stated use, will be fit and sufficient for the particular purposes intended by Buyer.

10. INGREDIENTS DISCLOSURE AND SPECIAL WARNINGS AND INSTRUCTIONS: If requested by Buyer, Seller shall promptly furnish to Buyer in such form and detail as Buyer may direct: (a) a list of all ingredients in the goods purchased hereunder; (b) the amount of one or more ingredients; and (c) information concerning any changes in or additions to such ingredients. Prior to and with the shipment of the goods purchased hereunder, Seller agrees to furnish to Buyer sufficient warning and notice in writing (including appropriate labels on goods, containers and packing) of any hazardous material which is an ingredient or a part of any of the goods, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution which will best prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the goods, containers and packing shipped to Buyer.

11. INSOLVENCY: Buyer may immediately cancel this order without liability to Seller in the event of the happening of any of the following or any other comparable event: (a) insolvency of the Seller; (b) filing of a voluntary petition in bankruptcy by Seller; (c) filing of any involuntary petition in bankruptcy against Seller; (d) appointment of a receiver or trustee for Seller;
(e) or execution of an assignment for the benefit of creditors by Seller, provided that such petition, appointment, or assignment is not vacated or nullified within fifteen (15) days of such event.

l2.      CANCELLATION FOR BREACH: Buyer reserves the right to cancel all or any part of this order, without liability to Seller, if Seller: (a) repudiates or breaches any of the terms of this order, including Seller's warranties; (b) fails to perform services or deliver goods as specified by Buyer; or (c) fails to make progress so as to endanger timely and proper completion of services or delivery of goods; and does not correct such failure or breach within ten (10) days (or such shorter period of time if commercially reasonable under the circumstances) after receipt of written notice from Buyer specifying such failure or breach.

13. TERMINATION: In addition to any other rights of Buyer to cancel or terminate this order, Buyer may at its option immediately terminate all or any part of this order, at any time and for any reason, by giving written notice to Seller. Upon such termination, Buyer shall pay to Seller the following amounts without duplication: (a) the order price for all goods or services which have been completed in accordance with this order and not previously paid for; and
(b) the actual costs of work-in-process and raw materials incurred by Seller in furnishing the goods or services under this order to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting principles to the terminated portion of this order; less, however the reasonable value or cost (whichever is higher) of any goods or materials used or sold by Seller with Buyer's written consent, and the cost of any damaged or destroyed goods or material. Buyer will make no payments for finished goods, work-in-process or raw materials fabricated or procured by Seller in amounts in excess of those authorized in delivery releases nor for any undelivered goods which are in Seller's standard stock or which are readily marketable. Payments made under this Paragraph shall not exceed the aggregate price payable by Buyer for finished goods which would be produced by Seller under delivery or release schedules outstanding at the date of termination. Except as provided in this Paragraph, Buyer shall not be liable for and shall not be required to make payments to Seller, directly or on account of claims by Seller's subcontractors, for loss of anticipated profit, unabsorbed overhead, interest on claims, product development and engineering costs, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, and general and administrative burden charges from termination of this order. Within sixty (60) days from the effective date of termination, Seller shall submit a comprehensive termination claim to Buyer, with sufficient supporting data to permit Buyer's audit, and shall thereafter promptly furnish such supplemental and supporting information as Buyer shall request. Buyer or its agents, shall have the right to audit and examine all books, records, facilities, work, material, inventories, and other items relating to any termination claim of Seller.

14. INTELLECTUAL PROPERTY: Seller agrees: (a) to defend, hold harmless and indemnify Buyer, its successors and customers against all claims, demands, losses, suits, damages, liability and expenses (including reasonable attorney fees) arising out of any suit, claim or action for actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark, copyright or mask work right by reason of the manufacture, use or sale of the goods or services ordered, including infringement arising out of compliance with specifications furnished by Buyer, or for actual or alleged misuse or misappropriation of a trade secret resulting directly or indirectly from Seller's actions; (b) to waive any claim against Buyer under the Uniform Commercial Code or otherwise, including any hold harmless or similar claim, in any way related to a claim asserted against Seller or Buyer for patent, trademark, copyright or mask work right infringement or the like, including claims arising out of compliance with specifications furnished by Buyer; and (c) to grant to Buyer a worldwide, nonexclusive, royalty-free, irrevocable license to repair and have repaired, to reconstruct and have reconstructed the goods ordered hereunder. Seller assigns to Buyer all right, title and interest in and to all trademarks, copyrights and mask work rights in any material created for Buyer under this order.

15. TECHNICAL INFORMATION DISCLOSED TO BUYER: Seller agrees not to assert any claim (other than a claim for patent infringement) with respect to any technical information which Seller shall have disclosed or may hereafter disclose to Buyer in connection with the goods or services covered by this order.

16. INDEMNIFICATION: If Seller performs any work on Buyer's premises or utilizes the property of Buyer, whether on or off Buyer's premises, Seller shall indemnify and hold Buyer harmless from and against any liability, claims, demands or expenses (including reasonable attorney fees) for damages to the property of or injuries (including death) to Buyer, its employees or any other person arising from or in connection with Seller's performance of work or use of Buyer's property, except for such liability, claim, or demand arising out of the sole negligence of Buyer.

17. INSURANCE: Seller shall maintain insurance coverage in amounts not less than the following: (a) Workers' Compensation - Statutory Limits for the state or states in which this order is to be performed (or evidence of authority to self-insure); (b) Employer's Liability- $250,000; (c) Comprehensive General Liability (including Products/Completed Operations and Blanket Contractual Liability) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury, and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit; and (d) Automobile Liability (including owned, non-owned and hired vehicles) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit. At Buyer's request, Seller shall furnish to Buyer certificates of insurance setting forth the amount(s) of coverage, policy number(s) and date(s) of expiration for insurance maintained by Seller and, if further requested by Buyer, such certificates will provide that Buyer shall receive thirty (30) days' prior written notification from the insurer of any termination or reduction in the amount or scope of coverages. Seller's purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release Seller of its obligations or liabilities under this order. In the event of Seller's breach of this provision, Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivered or services rendered prior to cancellation.

18. TOOLS: Unless otherwise agreed to by Buyer, Seller at its own expense shall furnish, keep in good condition, and replace when necessary all tools, jigs, dies, gauges, fixtures, molds and patterns ("Tools") necessary for the production of the goods. The cost of changes to the Tools necessary to make design and specification changes authorized by Buyer shall be paid for by Buyer. Seller shall insure the Tools with full fire and extended coverage insurance for the replacement value thereof. Seller grants Buyer an irrevocable option to take possession of and title to the Tools that are special for the production of the goods upon payment to Seller of the book value thereof less any amounts which Buyer has previously paid to Seller for the cost of such Tools; provided, however, that this option shall not apply if such Tools are used to produce goods that are the standard stock of Seller or if a substantial quantity of like goods are being sold by Seller to others.

19. BAILED PROPERTY: All supplies, materials, tools, jigs, dies, gauges, fixtures, molds, patterns, equipment and other items furnished by Buyer, either directly or indirectly, to Seller to perform this order, or for which Seller has been reimbursed by Buyer, shall be and remain the property of Buyer. Seller shall bear the risk of loss of and damage to Buyer's property. Buyer's property shall at all times be properly housed and maintained by Seller; shall not be used by Seller for any purpose other than the performance of this order; shall be deemed to be personalty; shall be conspicuously marked "Property of General Motors Corporation" by Seller; shall not be commingled with the property of Seller or with that of a third person; and shall not be moved from Seller's premises without Buyer's prior written approval. Upon the request of Buyer, such property shall be immediately released to Buyer or delivered to Buyer by Seller, either (i) F.O.B. transport equipment at Seller's plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (ii) to any location designated by Buyer, in which event Buyer shall pay to Seller the reasonable cost of delivering such property to such location. Buyer shall have the right to enter onto Seller's premises at all reasonable times to inspect such property and Seller's records with respect thereto.

20. REMEDIES: The rights and remedies reserved to Buyer in this order shall be cumulative, and additional to all other or further remedies provided in law or equity.

21. DUTY DRAWBACK RIGHTS: This order includes all related customs duty and import drawback rights, if any, (including rights developed by substitution and rights which may be acquired from Seller's suppliers) which Seller can transfer to Buyer. Seller agrees to inform Buyer of the existence of any such rights and upon request to supply such documents as may be required to obtain such drawback.

22. SETOFF: In addition to any right of setoff provided by law, all amounts due Seller shall be considered net of indebtedness of Seller to General Motors Corporation and its subsidiaries; and General Motors Corporation may deduct any amounts due or to become due from Seller to General Motors Corporation and its subsidiaries from any sums due or to become due from General Motors Corporation to Seller.

23. ADVERTISING: Seller shall not, without first obtaining the written consent of Buyer, in any manner advertise or publish the fact that Seller has contracted to furnish Buyer the goods or services herein ordered, or use any trademarks or tradenames of Buyer in Seller's advertising or promotional materials. In the event of Seller's breach of this provision, Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivered or services rendered prior to cancellation.

24. GOVERNMENT COMPLIANCE: Seller agrees to comply with all federal, state and local laws, Executive Orders, rules, regulations and ordinances which may be applicable to Seller's performance of its obligations under this order.

25. EQUAL OPPORTUNITY AND AFFIRMATIVE ACTION: This order incorporates by reference: (a) all provisions of 41 C.F.R. 60-1.4, as amended, pertaining to the equal opportunity clause in government contracts; (b) all provisions of 41 C.F.R. 60-250, as amended, pertaining to affirmative action for disabled veterans of the Vietnam Era; and (c) all provisions of 41 C.F.R. 60-741, as amended, pertaining to affirmative action for handicapped workers. Seller certifies that it is in compliance with all applicable provisions of 41 C.F.R. 60-1, including but not limited to: (a) developing and presently having in full force and effect a written affirmative action compliance program for each of its establishments as required by 41 C.F.R. 60-1.40, as amended; (b) filing EE0-1 Reports as required by 41 C.F.R. 60-1.7, as amended; and (c) neither maintaining segregated facilities nor permitting its employees to perform services at segregated facilities as prohibited by 41 C.F.R. 60-1.8, as amended. Buyer requests that Seller adopt and implement a policy to extend employment opportunities to qualified applicants and employees on an equal basis regardless of an individual's age, race, color, sex, religion or national origin.

26. NO IMPLIED WAIVER: The failure of either party at any time to require performance by the other party of any provision of this order shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this order constitute a waiver of any succeeding breach of the same or any other provision.

27. NON-ASSIGNMENT: Seller may not assign or delegate its obligations under this order without Buyer's prior written consent.

28. RELATIONSHIP OF PARTIES: Seller and Buyer are independent contracting parties and nothing in this order shall make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

29. GOVERNING LAW: This order is to be construed according to the laws of the state from which this order issues as shown by the address of Buyer on the face side of this order.

30. SEVERABILITY: If any term of this order is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this order shall remain in full force and effect.

31. ENTIRE AGREEMENT: This order, together with the attachments, exhibits, or supplements, specifically referenced in this order, constitutes the entire agreement between Seller and Buyer with respect to the matter contained herein and supersedes all prior oral or written representations and agreements. This order may only be modified by a purchase order amendment/alteration issued by Buyer.

May 1986